SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15 (D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): August 7, 2006 (August 2, 2006)
OMRIX BIOPHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

000-51905	52-2147005
(Commission File No.)	(IRS Employer Identification No.)

630 Fifth Avenue, 22nd Floor, New York, NY	10111
(Address of principal executive offices)	(Zip Code)
(212) 887-6500
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

TABLE OF CONTENTS

ITEM 1.01 Entry into a Material Definitive Agreement
SIGNATURE

ITEM 1.01 Entry into a Material Definitive Agreement.
On August 2, 2006, Omrix Biopharmaceuticals Ltd., an Israeli company (the “Company”) and indirect wholly owned subsidiary of Omrix Biopharmaceuticals, Inc., a Delaware corporation (“Omrix”), entered into a Construction Agreement (the “Agreement”) with S&A Design and Construction Ltd., an Israeli company (“S&A”), pursuant to which S&A will design and construct, on a turn-key basis, the Company’s new manufacturing plant (the “Plant”). The Plant will be located in a facility currently under lease to the Company in Jerusalem, Israel. Omrix will use the Plant for the production of its biosurgical products, including its second generation fibrin sealant, Evicel.
Under the Agreement, S&A will be responsible for the design, construction and validation of Plant equipment and for the design, construction and validation of the Plant’s support systems, including systems providing electricity, steam, air conditioning and water (such support systems are referred to herein as “Utilities”). In addition, S&A is required to design and construct the Plant so that it will comply with current Good Manufacturing Practices and all relevant regulations and requirements of the United States Food and Drug Administration, European Medicines Agency and other relevant regulatory authorities in Israel and Canada.
The total consideration to be paid by the Company to S&A under the Agreement is $15,900,000, subject to increase as descried below. The consideration is to be paid upon achievement of eleven milestones, including an advance payment, and payments upon completion and acceptance of the equipment, clean rooms and the facility as a whole. S&A is required to maintain an unconditional bank guarantee in favor of the Company in the amount of $1,500,000. The amount of the required guarantee will be reduced to $750,000 upon the completion of 80% of the project and returned to S&A upon the full completion of the project.
The Company, at its discretion, is entitled to instruct S&A to make changes, including changes in the detailed design and equipment of the Plant and its Utilities, although any such change may result in an increase in the amount of consideration payable under the Agreement and/or in a corresponding change to the project timetable. However, S&A is not entitled to delay or cease the performance of its obligations under the Agreement in the event of a dispute regarding any such potential increases in consideration in an amount of up to $200,000 or timetable adjustments.
Under the Agreement, the Plant is required to be completed by the end of March 2008 or such other date as the parties may agree (the “Completion Date”), in each case subject to a 10-day grace period as well as to delays due to force majeure. The Company is required to pay S&A a bonus of $300,000 for completion by such date. S&A will be required to pay to the Company a fine in the amount of $50,000 per month for any delay in completion exceeding 60 days from the applicable Completion Date.
S&A is required to provide a 12-month warranty for each system or piece of process equipment and/or Utilities systems or equipment it installs in the Plant, commencing on the day such system or piece of equipment is delivered to the Company. To guaranty the performance of its obligations during the warranty period, S&A will provide the Company with a bank guarantee in the amount of $750,000 on the Completion Date. S&A is also required to provide technical support and maintenance for the Plant’s process equipment and Utilities for a period of 10 years pursuant to the terms of a service agreement to be entered into by the parties.
Each of the Company and S&A are obligated to indemnify the other for damages it may cause, including for damages to each other’s property, equipment and other assets, employees and agents. The Company’s indemnification obligations are subject to a limitation of liability of $3,000,000, however, this limitation does not apply in the event of damages caused by willful misconduct or a breach of third party intellectual property.
The Company is entitled to terminate the Agreement at any time and for any reason by providing 60 days’ written notice to S&A. In the event it terminates the Agreement, the Company shall pay S&A for all work actually performed by S&A and for all orders made by S&A, up to the time of termination, that cannot be canceled, provided that such orders shall be supplied to the Company on site. In addition, the Company would be required to pay a final termination fee in the amount of $2,500,000. The right of S&A to terminate the Agreement is limited to certain bankruptcy events in relation to the Company or to a failure of the Company to make required payments under the Agreement in an amount of $1,500,000 or more.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Omrix Biopharmaceuticals, Inc.
Date: August 7, 2006	By:	/s/ Michael Burshtine
		Name:	Michael Burshtine
		Title:	Senior Vice President and Chief Financial Officer